Exhibit 99.1
RELEASE DATE:   May 10, 2007

CONTACT:	Media and Financial Community:
Dennis Halpin
304-234-2421
WHEELING-PITTSBURGH CORPORATION ANNOUNCES
FIRST QUARTER 2007 RESULTS
     WHEELING, WV, May 10, 2007 – Wheeling-Pittsburgh Corporation (NASDAQ:WPSC), the holding company of Wheeling-Pittsburgh Steel Corporation, today reported its financial results for the quarter ended March 31, 2007.
     For the first quarter of 2007, the Company reported an operating loss of $52.9 million and a net loss of $59.9 million, or $(3.92) per basic and diluted share. This compares to an operating loss of $0.1 million and a net loss of $2.1 million for first quarter of 2006, or $(0.15) per basic and diluted share.
     Steel shipments for the first quarter of 2007 totaled 603,893 tons or $659 per ton versus 620,668 tons or $680 per ton for the first quarter of 2006 (excluding non-steel product revenue). Net sales for the first quarter of 2007 totaled $397.7 million as compared to net sales of $437.0 million for the first quarter of 2006. Net sales for the first quarter of 2006 included $14.8 million from the sale of coke to the company’s joint venture partner. The decrease in net sales versus the year ago quarter was due to a decrease in the volume of steel products sold and average steel product selling price drop of $21 per ton, reflecting the remnants of the service center inventory overhang condition, as well as the absence of coke revenue in the first quarter 2007 due to the deconsolidation of the Mountain State Carbon joint venture effective January 1, 2007.
     Cost of sales for the first quarter of 2007 totaled $416.3 million as compared to cost of sales of $408.1 million for the first quarter of 2006. Cost of sales for the first quarter of 2006 included the cost of coke sold of $13.2 million and was reduced by an insurance recovery of $7.3 million related to a prior year claim.
     Cost of sales of steel products sold during the first quarter of 2007 totaled $416.3 million, or $689 per ton versus $402.2 million or $648 per ton during the first quarter of 2006. The overall increase of $14.1 million resulted principally from a per ton increase of $41, offset by a decrease in the volume of steel products sold. The increase in the per ton cost of steel products resulted principally from lower steelmaking production levels as well as changes in the cost of certain raw materials including scrap, pig iron and zinc. Natural gas cost during the first quarter of 2007 was lower than the first quarter of 2006. Severance costs accrued in the first quarter 2007 results for the salaried workforce reduction initiative amounted to $1.4 million within cost of goods sold and $2.5 million within selling, general and administrative expenses.

     James P. Bouchard, Chairman and CEO commented that “The Company’s first quarter results were significantly impacted by a very low January production level which was a result of the anemic order book inherited in December 2006. The loss, while a bit higher than expected, includes approximately $4 million in accruals for a salary workforce reduction implemented in March. The eventual reduction of over 90 salaried employees represents an important step in improving the cost competitiveness of Wheeling-Pitt as it is expected to save approximately $9.0 million on an annualized basis.
     The mission of the new management team is to remedy the difficult production, supply chain and selling problems of the Company. We continue to work diligently to rectify these problems in order to improve the operational and financial performance of the Company. The issues are complex and extensive and will take time to resolve. On the commercial side, we are making progress through a significant improvement in the order book.
     The proposed combination with Esmark has entered the review process with the Securities and Exchange Commission and we anticipate that the closing of the transaction will occur this summer.”
     Management will conduct a live call tomorrow, May 11 at 11 a.m. ET to review the Company’s financial results and business prospects. Individuals wishing to participate can join the conference call by dialing 800-289-0533 or 913-981-5525. A replay will be available until May 17, 2007 by dialing 888-203-1112 or 719-457-0820, and using the pass code 8658746. The call can also be accessed via the Internet live or as a replay through http://www.earnings.com.]
     This release contains certain projections or other forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities-Exchange Act regarding future events or the future financial performance of Wheeling-Pittsburgh Corporation that involve risks and uncertainties. Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from actual future events or results. These risks and uncertainties include, among others, factors relating to (1) the Company’s potential inability to generate sufficient operating cash flow to service or refinance its indebtedness, (2) concerns relating to financial covenants and other restrictions contained in its credit agreements, (3) intense competition, dependence on suppliers of raw materials and cyclical demand for steel products, (4) the risk that the businesses the Company and Esmark will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (5) the ability of combined companies to realize the expected benefits from the proposed combination, including expected operating efficiencies, synergies, cost savings and increased productivity, and the timing of realization of any such expected benefits; (6) lower than expected operating results for the Company; (7) the risk of unexpected consequences resulting from the combination of the Company and Esmark; and (8) certain other risks identified “Item 1A — Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition, any forward-looking statements represent Wheeling-Pittsburgh Corporation’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While Wheeling-Pittsburgh Corporation may elect to update forward-looking statements from time to time, the Company specifically disclaims any obligation to do so.

About Wheeling-Pittsburgh:
Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company manufactures and sells hot rolled, cold rolled, galvanized, pre-painted and tin mill sheet products. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.
The Company’s condensed consolidated statements of operations and condensed consolidated balance sheets are attached.
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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Quarter Ended
	March 31,
	2007	2006
Revenues:
Net sales, including sales to affiliates of $59,485 and $94,674	$397,721	$436,978

Cost and expenses:
Cost of sales, including cost of sales to affiliates of $64,400 and $92,682, excluding depreciation and amortization expense	416,272	408,118
Depreciation and amortization expense	9,556	8,307
Selling, general and administrative expense	24,784	20,650

Total cost and expenses	450,612	437,075

Operating loss	(52,891)	(97)
Interest expense and other financing costs	(9,532)	(6,151)
Other income	2,527	2,816

Loss before income taxes	(59,896)	(3,432)
Income tax provision (benefit)	—	—

Loss before minority interest	(59,896)	(3,432)
Minority interest	—	1,322

Net loss	$(59,896)	$(2,110)

Loss per share:
Basic	$(3.92)	$(0.15)
Diluted	$(3.92)	$(0.15)

Weighted average shares (in thousands):
Basic	15,287	14,516
Diluted	15,287	14,516

Shipment — tons	603,893	620,668
Production — tons	564,281	661,411
Note:
The condensed consolidated statements of operations for the quarter ended March 31, 2007 and the condensed consolidated balance sheet at March 31, 2007 do not include Mountain State Carbon, LLC.

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	(Unaudited)
	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$4,735	$21,842
Accounts receivables, less allowance for doubtful accounts of $3,035 and $2,882	202,827	138,513
Inventories	233,041	212,221
Prepaid expenses and deferred charges	9,427	27,911

Total current assets	450,030	400,487
Investment in and advances to affiliated companies	124,892	53,585
Property, plant and equipment, less accumulated depreciation of $109,119 and $114,813	449,990	626,210
Deferred income tax benefits	32,227	30,537
Restricted cash	—	2,163
Other intangible assets, less accumulated amortization of $2,145 and $2,136	246	255
Deferred charges and other assets	8,147	9,308

Total assets	$1,065,532	$1,122,545

Liabilities
Current liabilities:
Accounts payable, including book overdrafts of $8,524 and $13,842	$133,331	$99,536
Short-term debt	169,400	110,000
Payroll and employee benefits payable	43,950	34,766
Accrued income and other taxes	8,189	10,333
Deferred income taxes payable	32,227	30,537
Accrued interest and other liabilities	23,370	10,257
Long-term debt due in one year	6,871	32,119

Total current liabilities	417,338	327,548
Long-term debt	235,856	254,961
Convertible debt, net of discount of $9,849	40,151	—
Employee benefits	122,721	121,953
Other liabilities	12,582	25,600

Total liabilities	828,648	730,062

Minority interest in consolidated subsidiary	—	106,290

Stockholders’ equity
Preferred stock — $.001 par value; 20,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — $.01 par value; 80,000,000 shares authorized; 15,305,551 and 15,274,796 issued; 15,298,885 and 15,268,130 shares outstanding	153	153
Additional paid-in capital	301,423	289,903
Accumulated deficit	(64,055)	(4,159)
Treasury stock, 6,666 shares, at cost	(100)	(100)
Accumulated other comprehensive (loss) income	(537)	396

Total stockholders’ equity	236,884	286,193

Total liabilities and stockholders’ equity	$1,065,532	$1,122,545